Exhibit 4.56

16 December 2013

CHINA TELECOMMUNICATIONS CORPORATION

AND

CHINA TELECOM GLOBAL LIMITED

AGREEMENT

for the sale and purchase of

China Telecom (Europe) Limited

AGREEMENT

dated 16 December 2013

PARTIES:

1.	China Telecommunications Corporation of 31 Jinrong Street, Xicheng District, Beijing, 100033, the People’s Republic of China (the Seller)

2.	China Telecom Global Limited of 38/F, Dah Sing Financial Centre, 108 Gloucester Road., Wanchai, Hong Kong SAR (the Purchaser)

(together the parties)

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 3.

WHEREAS

(A) China Telecom (Europe) Limited (the Company) is a limited liability company incorporated in accordance with English law with an issued share capital of £16,150,000 divided into 16,150,000 ordinary shares of £1 each (the Shares). The Seller is the sole legal and beneficial owner of the Shares.

(B) The Purchaser is a wholly owned subsidiary of China Telecom Corporation Limited, a company listed on Hong Kong Stock Exchange (ListCo).

(C) The Seller has agreed to sell all of the Shares in the Company to the Purchaser for the consideration and upon the terms and conditions set out in this Agreement.

IT IS AGREED:

1. SALE AND PURCHASE

The Seller shall sell, and the Purchaser shall purchase, the Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing. The Shares shall be sold free from all security interests, equities, claims or other Third Party Rights (including, without limitation, rights of pre-emption) of any nature whatsoever.

2. PRICE

2.1 The total consideration for the sale of the Shares (the Price) shall be the sum of the Transfer Consideration and the Amount of Adjustment to Transfer Consideration.

2.2 The transfer consideration is RMB 260,893,600.00 (the Transfer Consideration). The payment of the Transfer Consideration shall be made in RMB or an equivalent amount in US dollars, calculated based on the mid price of the rate of exchange from US dollar to RMB as quoted by the State Administration of Foreign Exchange of the People’s Republic of China on the Closing Date.

Within 15 Business Days of the Closing Date, the Purchaser shall pay the Price in lump sum in cash to the Seller’s Bank Account.

2.3 The Amount of Adjustment to Transfer Consideration shall be the difference between the Net Asset Value on the Closing Date (being the Net Asset Value set out in the Audited Financial Report on the Closing Date) and the Net Asset Value on the Audit Appraisal Benchmark Date (being the Net Asset Value set out in the Financial Report on Audit Appraisal Benchmark Date) (the Amount of Adjustment to Transfer Consideration). The payment of the Amount of Adjustment to Transfer Consideration shall be made in accordance with following principles:

(a)	If the Net Asset Value on the Closing Date is greater than the Net Asset Value on the Audit Appraisal Benchmark Date, the Purchaser shall pay the Amount of Adjustment to Transfer Consideration in cash to the Seller’s Bank Account within 15 Business Days from the date on which the Audited Financial Report on the Closing Date was issued.

(b)	If the Net Asset Value on the Closing Date is less than the Net Asset Value on the Audit Appraisal Benchmark Date, the Seller shall pay the Amount of Adjustment to Transfer Consideration in cash to the Purchaser’s Bank Account within 15 Business Days from the date on which the Audited Financial Report on the Closing Date was issued.

The payment of the Amount of Adjustment to Transfer Consideration shall be made in RMB or an equivalent amount in US dollars, calculated based on the mid price of the rate of exchange from US dollar to RMB as quoted by the State Administration of Foreign Exchange of the People’s Republic of China on the Closing Date.

2.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the party in default shall pay 0.03% daily interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

3. CONDITIONS TO CLOSING

3.1 Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	the passing of a resolution by the General Manager Council of the Seller approving the Proposed Transaction and authorising the execution of this Agreement and the performance by the Seller of its obligations under it;

(b)	the passing of resolutions by the board of ListCo (including independent (non-executive) directors) approving the Proposed Transaction and the performance by the Purchaser of its obligations under this Agreement;

(c)	the passing of a resolution by the directors of the board of the Purchaser approving the Proposed Transaction and authorising the execution of this Agreement and the performance by the Purchaser of its obligations under it; and

(d)	the prior approval of the Proposed Transaction by the Russian Government Commission for Control over Foreign Investment or an exemption of such prior approval issued by the Russian Federal Antimonopoly Service.

Of the above Conditions, those listed in paragraphs (b), (c), and (d) are referred to as the Purchaser Conditions. The Condition listed in paragraph (a) is the Seller Condition.

3.2 The Purchaser shall, at its own cost, use all reasonable efforts to ensure that the Purchaser Conditions are promptly fulfilled after the date of this Agreement.

3.3 The Seller shall, at its own cost, use all reasonable efforts to ensure that the Seller Condition is promptly fulfilled after the date of this Agreement.

3.4 The Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy any Purchaser Condition and shall take all steps necessary for that purpose (including promptly making appropriate submissions, notifications and filings). Unless prohibited by applicable laws, regulations or the rules of the stock exchanges at which the ListCo’s securities are listed, the Purchaser shall for this purpose:

(a)	promptly notify the Seller (and provide copies or, in the case of non-written communications, details) of any communications with any such Governmental Entity relating to any such consent, approval or action;

(b)	communicate with any such Governmental Entity only after prior consultation with the Seller or its advisers (and taking into account any reasonable comments and requests of the Seller and its advisers); and

(c)	regularly review with the Seller the progress of any notifications or filings with a view to obtaining clearance from any Governmental Entity at the earliest reasonable opportunity.

Unless impracticable or prohibited by applicable laws or regulations, the Purchaser shall not make any filing with any Governmental Entity which is not required in order to fulfil a Purchaser Condition without obtaining the prior written consent of the Seller to the making of it and to its form and content.

3.5 Unless prohibited by applicable laws or regulations, any Condition in clause 3.1 may be waived by the written agreement of the Seller and the Purchaser.

3.6 The Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the Conditions have been fulfilled.

4. CLOSING

4.1 Closing shall take place at 31 December 2013 (the Closing Date).

4.2 At Closing, each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule 2.

5. SELLER WARRANTIES

5.1 The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties. The Warranties are given subject to the limitations set out in Schedule 1.

6. TAX

Except as set forth in clause 9.2, each party shall be responsible for any taxes applicable to them under the law of the relevant jurisdiction that were incurred in connection with the Proposed Transaction.

7. CONFIDENTIALITY

7.1 For the purposes of this clause 7, Confidential Information means:

(a)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, any of the Target Companies; or

(b)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies; and

(c)	information relating to the provisions of, and negotiations leading to, this Agreement,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means.

Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

7.2 Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 7 permits or (ii) as the other party approves in writing.

7.3 Clause 7.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement.

7.4 Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

7.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, any Target Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

8. FURTHER ASSURANCES

Each of the Seller and the Purchaser shall execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

9. COSTS

9.1 Subject to clause 9.2 and except as otherwise provided in this Agreement, the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses incurred in connection with the Proposed Transaction.

9.2 The Purchaser shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, all stamp duty reserve tax, and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement.

10. NOTICES

10.1 Any notice in connection with this Agreement shall be in writing in English or Chinese and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

10.2 The addresses and fax numbers of the parties for the purpose of clause 10.1 are:

Seller	Address: 31 Jinrong Street, Xicheng District, Beijing, 100033, the People’s Republic of China	Fax: 86-10-5850-1500

For the attention of: Legal Department

Purchaser	Address: 38/F, Dah Sing Financial Centre, 108 Gloucester Road., Wanchai, Hong Kong SAR	Fax: 852-2877-0988
For the attention of: Corporate Strategy & Legal Affairs Department

11. WHOLE AGREEMENT

This Agreement sets out the whole agreement between the parties in respect of the sale and purchase of the Shares and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party in relation to the Proposed Transaction which is not expressly set out in this Agreement;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement shall be for breach of this Agreement; and

(d)	except for any liability in respect of a breach of this Agreement, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Connected Persons) in relation to the Proposed Transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 11 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the directors, officers, employees, agents and advisers of that party or any of its Affiliates.

12. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

13. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

14. VARIATIONS

No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

15. INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

16. NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

17. GOVERNING LAW AND JURISDICTION

17.1 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

17.2 Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to, and finally resolved by, arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

18. LANGUAGE

This Agreement shall be written in a Chinese version and in an English version. The Chinese version and the English version shall be equally effective. In the event of any discrepancy between the two versions, the English version shall prevail.

SCHEDULE 1

SELLER WARRANTIES

1. THE SELLER AND THE SHARES

1.1 Authorisations, valid obligations, filings and consents.

(a)	The Seller has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

(b)	Entry into and performance by the Seller of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement.

1.2 The Seller, the Shares and the Target Companies.

(a)	Each of the Seller and the Target Companies is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each of the Target Companies has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)	The Shares constitute the whole of the issued share capital of the Company. All the Shares are fully paid or properly credited as fully paid, and the Seller is (i) the sole legal and beneficial owner of the Shares free from all Third Party Rights and (ii) entitled to transfer or procure the transfer of the Shares on the terms of this Agreement.

(c)	No member of the Seller Group has entered into any agreement whereby any person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Target Company.

(d)	The information on the Target Companies set out in Exhibit 1 is accurate in all material respects. All the issued shares in each Subsidiary are held by Target Companies.

1.3 Other interests. No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Target Company).

2. FINANCIAL MATTERS

2.1 Financial Report on Audit Appraisal Benchmark Date. The Financial Report on Audit Appraisal Benchmark Date fairly presents the state of affairs of the Company and its Subsidiaries to which they relate and their assets and liabilities as at the Audit Appraisal Benchmark Date and of the results thereof for the period from 1 January 2012 to the Audit Appraisal Benchmark Date.

2.2 Position since Audit Appraisal Benchmark Date. Since the Audit Appraisal Benchmark Date:

(a)	each Target Company has been operated in the ordinary course;

(b)	no Target Company has declared, authorised, paid or made any dividend or other distribution (except for any dividends provided for in the relevant audited balance sheet), nor has any Target Company reduced its paid-up share capital;

(c)	no Target Company has issued or agreed to issue any share or loan capital; and

(d)	no Target Company has repaid any borrowing or indebtedness in advance of its stated maturity.

2.3 Statutory books. The statutory books of each Target Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3. FINANCIAL DEBT

So far as the Seller is aware, no Target Company owes any material Financial Debt to any person outside the Seller Group. A material Financial Debt for this purpose is an outstanding obligation of more than £500,000.

4. REGULATORY MATTERS

4.1 Licences. So far as the Seller is aware, no Target Company has received any written notice from a Governmental Entity in the 12 months prior to the date of this Agreement alleging that any Target Company has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on its business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. A licence, permission, authorisation or consent is material for this purpose if failure to obtain it would have a cost (including, for these purposes, a loss of profit) to the Target Companies of £500,000 or more.

4.2 Compliance. So far as the Seller is aware, in the 12 months prior to the date of this Agreement:

(a)	each Target Company has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents; and

(b)	there has been no default by any Target Company under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated which applies to the Target Company where such default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the Target Companies of £500,000 or more.

5. THE BUSINESS ASSETS

For the purposes of this paragraph 5, a material asset shall mean an asset with a book value in the Financial Report on Audit Appraisal Benchmark Date of £500,000 or more.

5.1 Ownership. Each Target Company owns or is entitled to use all the material assets necessary to carry on its business in all material respects as currently carried on. No Target Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of its business included in the Financial Report on Audit Appraisal Benchmark Date.

5.2 Possession. So far as the Seller is aware, the material assets of the businesses of the Target Companies are in their possession or under their control.

6. CONTRACTUAL MATTERS

6.1 Material contracts. No Target Company is a party to any agreement:

(a)	under the terms of which, as a direct result of the entry into and performance of this Agreement (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option) or (ii) any Target Company will be in material default, where such relief, exercise or default is likely to have a material adverse effect on the Target Companies;

(b)	which is material and is not in the ordinary course of business;

(c)	which is material and is with any member of the Seller Group and is not on an arm’s length basis; or

(d)	which is a joint venture, consortium, partnership or profit (or loss) sharing agreement.

6.2 Defaults. So far as the Seller is aware, no Target Company has received written notice in the 12 months prior to the date of this Agreement that it is in material default under any contract to which it is a party; for this purpose, material means a default which is likely to have a cost (including, for this purpose, a loss of profit) to the Target Companies of £500,000 or more.

7. LITIGATION AND INVESTIGATIONS

7.1 Litigation. So far as the Seller is aware, no Target Company is involved as a party in any material dispute, litigation, arbitration or administrative proceedings and, so far as the Seller is aware, no such proceedings have been threatened in writing by or against a Target Company. For this purpose, material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Companies of £5,000,000 or more.

7.2 Investigations. So far as the Seller is aware, no Target Company has received written notice in the 12 months prior to the date of this Agreement of any current or pending investigation by a Governmental Entity concerning any Target Company.

8. INSOLVENCY ETC.

8.1 Winding up. Neither Seller nor any Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or any Target Company or for the appointment of any provisional liquidator.

8.2 Administration and receivership. Neither the Seller nor any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of, respectively, the Seller or the Target Companies.

8.3 Voluntary arrangement etc. Neither the Seller nor any Target Company has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

9. INTELLECTUAL PROPERTY

9.1 IPR sufficiency. So far as the Seller is aware, the Target Companies own, or have a license to use, all IPR used in the operations of the Target Companies.

9.2 No infringement. So far as the Seller is aware, neither the Seller nor any Target Company has, in the 12 months prior to the date of this Agreement, received a written notice alleging that the operations of a Target Company infringe the Intellectual Property Rights of a third party or sent a written notice alleging that a third party is infringing the IPR owned by a Target Company.

SCHEDULE 2

CLOSING ARRANGEMENTS

Part A : Seller Obligations

1. At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	duly executed transfers into the name of the Purchaser in respect of all of the Shares;

(b)	the share certificates or equivalent documents in any applicable jurisdiction relating to all the Shares (including any bearer shares) in respect of which certificates were issued or are required by law to be issued; in the case of share certificates in respect of the Shares in the Company where endorsement of share certificates is required to validly transfer the Shares concerned, such certificates being properly endorsed so as to transfer the Shares to the Purchaser;

(c)	(in respect of each Target Company) the resignation of each director, company secretary and auditor of that Target Company as may be notified by the Purchaser not later than 7 Business Days prior to Closing;

(d)	the Seller Power of Attorney, duly executed by the Seller, in the agreed form as set out in Exhibit 2; and

(e)	a copy (certified by a duly appointed officer as true and correct) of a resolution of the General Manager Council of the Seller approving the Proposed Transaction and authorising the execution of this Agreement and the performance by Seller of its obligations under it.

2. The Seller shall make available to the Purchaser the Certificate of Incorporation, the Common Seal, all minutes books, Share Registers and Share Certificate Books (with any unissued share certificates) and other statutory books of the Company.

Part B : Purchaser Obligations

1. At Closing, the Purchaser shall:

(a)	execute transfers of all of the Shares into its name (if necessary);

(b)	deliver a copy (certified by a duly appointed officer as true and correct) of a resolution by the directors of the board of the Purchaser approving the Proposed Transaction and authorising the execution of this Agreement and the performance by the Purchaser of its obligations under it;

(c)	procure the ListCo to deliver a copy (certified by a duly appointed officer as true and correct) of the resolutions by the directors of the board of the ListCo approving the Proposed Transaction and authorising the performance by the Purchaser of its obligations under this Agreement; and

(d)	procure the ListCo to make any announcement and/or issue any circular in relation to the Proposed Transaction in accordance with the Hong Kong Stock Exchange Rules and Guidance on Listing Matters.

SCHEDULE 3

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Amount of Adjustment to Transfer Consideration has the meaning given in clause 2.3;

Audit Appraisal Benchmark Date means 30 June 2013;

Audited Financial Report on the Closing Date means the consolidated financial statements of the Company and its Subsidiaries as of the Closing Date which is audited by Deloitte;

Business Day means a day other than a Saturday or Sunday or public holiday in Hong Kong and the People’s Republic of China on which banks are open in Hong Kong and Beijing for general commercial business;

Claim means any claim under or for breach of this Agreement, any claim for breach of the Warranties;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 4;

Company has the meaning given in Recital (A);

Conditions means the conditions to Closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 7.1;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Deloitte means Deloitte Touche Tohmatsu CPA LLP. Beijing Branch or its Affiliate(s);

Exhibits means exhibits 1 to 2 to this Agreement, and Exhibit shall be construed accordingly;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Financial Report on the Audit Appraisal Benchmark Date means the consolidated financial statements of the Company and its Subsidiaries audited by Deloitte in respect of the calendar year of 2012 and the six-month period in 2013 ending on the Audit Appraisal Benchmark Date;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

Intellectual Property Rights or IPR means:

(a)	patents, utility models and rights in inventions;

(b)	rights in each of know-how, Confidential Information and trade secrets;

(c)	trade marks, service marks, rights in logos, trade names, rights in each of get-up and trade dress and domain names, and goodwill associated with each of the foregoing;

(d)	copyright, moral rights, database rights, and rights in designs;

(e)	any other intellectual property rights; and

(f)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;

Net Asset Value means the difference in value between the value of the total assets and the value of the total liabilities as they appear in the audited consolidated balance sheet for the Company and the Subsidiaries in respective of the relevant audited period;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Price has the meaning given in clause 2;

Proposed Transaction means sale and purchase of the Shares contemplated by this Agreement;

Purchaser Conditions has the meaning given in clause 3.1;

Purchaser Group means the Purchaser and its subsidiaries from time to time;

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account at ICBC (Asia) Limited; account name China Telecom Global Limited; account number 861-056-00159-9; SWIFT code UBHKHKHH (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Representatives has the meaning given in clause 7.1;

RMB means Renminbi, the official currency of the People’s Republic of China;

Seller Condition has the meaning given in clause 3.1;

Seller Group means the Seller and its Affiliates from time to time but excludes the Target Companies and Purchaser Group;

Seller Obligation means any representation, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Account means the bank account opened by the Seller for the purpose of this Agreement; the detailed account information will be provided by the Seller to the Purchaser upon the opening of such account;

Shares has the meaning given in Recital (A);

Subsidiaries means the companies details of which are set out in Part B of Exhibit 1 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 7 (Confidentiality), 9 (Costs), 10 (Notices), 11 (Whole Agreement), 12 (Waivers, Rights and Remedies), 14 (Variations), 15 (Invalidity), 16 (No Third Party Enforcement Rights), 17 (Governing Law and Jurisdiction) and Schedule 3 (Definitions and Interpretation);

Target Companies means the Company and the Subsidiaries, and Target Company means any of them;

Transfer Consideration has the meaning given in clause 2.2;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Warranties means the warranties given pursuant to clause 5 and set out in Schedule 1; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of the senior management of the Seller; and

(e)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

4. Schedules and Exhibits. The Schedules comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule or Exhibit, then, for the purposes of construing such clause, Exhibit or Schedule, the definitions set out in such clause, Exhibit or Schedule shall prevail.

EXHIBIT 1

INFORMATION ON TARGET COMPANIES

Part A DETAILS OF THE COMPANY

China Telecom (Europe) Limited

2nd Floor, Bellerive House, 3 Muirfield Crescent, London, E14 9SZ, United Kingdom

Limited Liability Company

Established: 02 March 2006

Part B DETAILS OF THE SUBSIDIARIES AND BRANCHES OF THE COMPANY

China Telecom (Deutschland) GmbH

Westhafentower, Westhafenplatz 1

60327 Frankfurt am Main, Germany

Limited Liability Company

Established: 09 January 2010

China Telecom (France) Limited

5ème étage – Bâtiment B, 9-11 avenue Franklin D. Roosevelt 75008 Paris, France

Limited Liability Company

Established: 18 July 2013

China Telecom South Africa (Pty) Ltd

Ground Floor, Building 16, The Woodlands Office Park, Cnr Woodlands and Kelvin Drive,

Woodmead, Sandton, JHB, South Africa

Proprietary Limited Company

Established: 13 March 2012

LLC “China Telecom”

Office 601, Block 1, Lubyanskiy proezd 11/1, 101000, Moscow, Russia

Limited Liability Company

Established: 28 April 2012

Moscow Representative Office of China Telecom (Europe) Limited

Office 601, Block 1, Lubyanskiy proezd 11/1, 101000, Moscow, Russia

Representative Office

Established: 17 December 2007

China Telecom Middle East

office7 1st Floor, Building 12, Dubai Internet City, P.O.Box 73030, Dubai, United Arab Emirates

Representative Office

Established: 17 December 2008

China Telecom (Europe) Limited – İstanbul İrtibat Bürosu

Sterling Office Istanbul, Astoria, Büyükdere cad No 127, 34394 Istanbul,Turkey

Representative Office

Established: 11 June 2012

China Telecom (Europe) Limited – Spanish Representative Office

Avenida de Aragon 330. Parque Empresarial Las Mercedes, Edificio 5, Planta 3a

Madrid 28022, Spain

Representative Office

Established: 29 November 2010

China Telecom (Europe) Limited – Kenya Representative Office

IKM Place, Tower A, 5th Floor, 5th Ngong Avenue, Off Bishops Road, P.O. Box 11866-

00400, Nairobi, Kenya

Representative Office

Established: 23 January 2013

EXHIBIT 2

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on 16 December 2013 by China Telecommunications Corporation, a company incorporated under the laws of the People’s Republic of China whose office is at 31 Jinrong Street, Xicheng District, Beijing, 100033, the People’s Republic of China (the Seller), and will become effective after the payment of the Transfer Consideration is completed.

WHEREAS

By an agreement dated 16 December 2013 (the Sale and Purchase Agreement) made between (1) the Seller and (2) China Telecom Global Limited (the Attorney), the Seller agreed to sell to the Attorney the entire issued share capital of the Company (as defined in the Sale and Purchase Agreement).

By way of security for the interest of the Attorney in the issued share capital of the Company, the Seller wishes to appoint the Purchaser as its Attorney, upon the terms and conditions of this Deed.

THIS DEED PROVIDES:

1. (a) Words and expressions contained in this Deed which are defined in the Sale and Purchase Agreement shall, unless the context otherwise requires, have the same meaning as in the Sale and Purchase Agreement; and

(b)	This Deed shall be construed without regard to the ejusdem generis rule.

2. For the purpose of securing the interest of the Attorney in the Shares, the Seller irrevocably and by way of security appoints the Attorney as its true and lawful attorney with authority on its behalf and in its name or otherwise to exercise all rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares and for such purpose to do all such acts and things and to execute all such deeds and other documents as the Attorney shall consider necessary or desirable pending registration of the Shares into the name of the Attorney including, without prejudice to the generality of the foregoing, all or any of the following (in each case in such manner and on such terms as the Attorney in its absolute discretion shall think fit):

(a)	to attend, participate in and direct the exercise of any voting rights attaching to the Shares at any general meeting class meeting or other meeting at which such rights are capable of being exercised;

(b)	to approve, complete, or otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution, agreement of the members of the Company (or any of them) or other document capable of being signed by the registered holder of the Shares;

(c)	to sell, transfer, exchange or otherwise dispose of all or any of the Shares and for this purpose to enter into any contract for such sale or disposition on such terms (including the giving of such warranties and indemnities) and subject to such conditions as the Attorney may in its absolute discretion think fit;

(d)	to receive or authorise the receipt of the consideration for a sale or disposition of all or any of the Shares and to execute any transfer, renunciation or other document as the Attorney may consider necessary or desirable for selling, transferring, exchanging or otherwise disposing of the Shares or any interest therein or arising thereout;

(e)	to agree to any compromise or arrangement affecting the Shares and to use any lawful means that may appear to the Attorney necessary or desirable in order to safeguard the interests, or enforce the rights, of the registered holder of the Shares; and

(f)	to sign, endorse or otherwise execute all receipts, dividend and interest warrants, cheques, releases, discharges, reconveyances or other deeds or documents whatsoever that the Attorney may consider necessary or desirable in the circumstances.

3. The Seller hereby undertakes not to exercise any of the rights, powers and privileges attaching to the Shares or which are otherwise capable of being exercised by the registered holder of the Shares without the consent of the Attorney.

4. The Seller irrevocably and unconditionally undertakes to hold the Attorney and each of its agents fully and effectually indemnified against all losses, liabilities, costs, expenses, actions, claims or demands arising from the exercise of any of the powers conferred by this Deed.

5. The Seller hereby ratifies and confirms and agrees to ratify and confirm whatever the Attorney and each of its agents does or purports to do in exercise or purported exercise of the powers and/or authorities conferred by this Deed.

6. The Attorney may from time to time on such terms as it thinks fit appoint and remove a substitute (who shall not have the power of substitution) and delegate to an agent the exercise of any other power conferred by this Deed and may act concurrently with such substitute or agent.

7. The Seller hereby undertakes that it shall:

(a)	hold the Shares upon trust for the Attorney as beneficial owner;

(b)	account to the Attorney for all dividends, interest, bonuses, distributions or other sums whatsoever paid to the Seller in respect of the Shares; and

(c)	deliver to the Attorney any notice, letter or other document of any nature whatsoever relating to the Shares forthwith upon receipt of the same.

8. This appointment shall terminate when the Shares are registered in the name of the Attorney and is given on the basis that the Attorney shall use its reasonable endeavours to effect such registration as soon as is reasonably practicable.

9. This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law.

Duly delivered as a deed by SUN DAWEI on the date inserted on page 1.

EXECUTED and DELIVERED	)
as a DEED under	)
the COMMON SEAL of	)
China Telecommunications Corporation	)

Signature:

Name:

Title: Deputy Managing Director of Finance Department

SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:

SIGNED	)	SIGNATURE:	/s/ Sun Dawei
for and on behalf of	)
CHINA TELECOMMUNICATIONS CORPORATION	)	NAME:	SUN DAWEI

SIGNED	)	SIGNATURE:	/s/ Deng Xiaofeng
for and on behalf of	)
CHINA TELECOM GLOBAL LIMITED	)	NAME:	DENG XIAOFENG

16 December 2013

CHINA TELECOMMUNICATIONS CORPORATION

AND

CHINA TELECOM GLOBAL LIMITED

AGREEMENT

for the sale and purchase of

China Telecom (Europe) Limited